EXHIBIT 99.1

                                               Contact: Steven T. Sabatini
                                                        Senior Executive V.P. &
                                                        Chief Financial Officer
                                                        (845) 365-4615


              U.S.B. HOLDING CO., INC., PARENT OF UNION STATE BANK,
                    ANNOUNCES DECISION IN FORECLOSURE ACTION

ORANGEBURG, NY, DECEMBER 3, 2004 - U.S.B. Holding Co., Inc. (the "Company"), the parent company of Union State Bank (the "Bank"), announced today that the Superior Court of New Jersey has ruled against Dutch Hill Realty Corp. and in favor of the defendants regarding its foreclosure action on two collateral security mortgages on New Jersey properties that partially secured a real estate construction loan. Dutch Hill Realty Corp. is a wholly owned subsidiary of Union State Bank.

In addition to Dutch Hill Realty Corp.'s foreclosure action of its collateral security mortgages, the Court also dismissed its claim against a guarantor on its guarantee. The trial, which commenced on July 12, 2004, concluded on August 3, 2004. The Court's decision dated November 30, 2004 was received by the Company on December 2, 2004.

As discussed in various public filings and press releases, the real estate construction loan, referred to above, originally in the amount of $19.7 million, was classified as a non-performing asset and placed on nonaccrual status in November 2000. At November 30, 2004, the recorded loan balance was $3.9 million, and the specific allocation of the allowance for loan losses was $0.3 million. The recorded loan balance has been reduced since November 2000 by principal payments and $5.7 million of charge-offs. The loan continues to be collateralized by a mortgage on one remaining condominium unit, which is currently under contract for sale.

Although Dutch Hill Realty Corp. will appeal this decision and is confident in its case, management has decided that the balance of loans of $2.9 million, not previously written off or paid, and secured by the collateral security mortgages, should be charged-off and the allowance for loan losses and provision for credit losses increased by $2.8 million. The effect of this action will reduce fourth quarter and year to date 2004 net income by approximately $1.7 million, or $0.08 per diluted share.

Mr. Thomas E. Hales, Chairman, President, and Chief Executive Officer of the Company and the Bank stated that, "I believe the Court erred in its decision and our basis for appeal has significant merit." Mr. Hales further stated that, "the charge-off of $2.9 million reflects the proper application of generally accepted accounting principles and that any recovery will be recorded when and if realized."

      The Company operates through its banking subsidiary, Union State Bank, founded in 1969 in Rockland County, where it is headquartered and has the number one market share. Union State Bank is a commercial bank with 29 branches, of which 26 are in Rockland and Westchester Counties, New York, and one branch each in Stamford, Connecticut, Goshen, Orange County, New York, and Manhattan, New York City. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. The Company's common stock is listed on the New York Stock Exchange trading under the symbol "UBH." Further information on Union State Bank can be found on the world wide web at www.unionstate.com.


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FORWARD-LOOKING STATEMENTS: Statements contained in this Press Release, which are not historical facts are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, senior management may make forward-looking statements orally to analysts, investors, the media and others. These forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "intend," "should," "will," "would," "could," "may," "planned," "estimated," "potential," "outlook," "predict," "project" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.
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